Exhibit 99.1

News Release

June 30, 2008	Contact
For Immediate Release

Cristina Mestre, cmestre@tnc.org, (703) 841-8779, The Nature Conservancy

Tana Kappel, tkappel@tnc.org, (406) 579-3951, The Nature Conservancy-MT

Deb Love, deb.love@tpl.org, (406) 579-6931, The Trust for Public Land

Kathy Budinick, kathy.budinick@plumcreek.com, (888) 467-3751, Plum Creek

Barrett Kaiser, Barrett_Kaiser@baucus.senate.gov, (406) 670-0541, Senator Baucus

The Nature Conservancy and The Trust for Public

Land to Purchase 320,000 Acres of Plum Creek

Forestland in Landmark Agreement

Purchase of Plum Creek Land in Montana Will Protect Working Forests, Promote Public Access, Protect Wildlife Habitat and Continue Sustainable Forestry

KALISPELL, Mont.—Today, The Nature Conservancy and The Trust for Public Land announced they have reached agreement to purchase approximately 320,000 acres of western Montana forestland from Plum Creek Timber Company (NYSE:PCL) for $510 million.

The purchase is part of an effort to keep these forests in productive timber management and protect the area’s clean water and abundant fish and wildlife habitat, while promoting continued public access to these lands for fishing, hiking, hunting and other recreational pursuits.

“This project is a once-in-a lifetime opportunity to protect these lands for our families and future generations,” said U.S. Senator Max Baucus (D-MT), who helped facilitate the agreement. “It will keep jobs in Montana, help maintain our communities and our working forests, and preserve public access for hunting and fishing. This will be the most significant land conservation project in the state’s history, by far, and I’m proud to be part of it.”

The lands in the agreement, which include part of the Swan Valley and areas surrounding Missoula, are located in the heart of the “Crown of the Continent,” one of the most ecologically diverse and intact biological systems remaining in the United States.

“This is a landmark conservation project that will benefit the environment and help to maintain strong local communities,” said Kat Imhoff, state director of The Nature Conservancy in Montana. “We are pleased that we were able to agree on terms that will protect some of the nation’s most important wild areas.”

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An important goal of the agreement is the continued support of local timber economies. Though many factors affect the timber industry in western Montana, the conservation of these lands for forest uses will contribute to stability of the land base and its forest productivity. A condition of the agreement provides for continued timber harvesting on some of these lands to help supply Plum Creek mills with wood fiber for up to 15 years. This harvesting will be third-party certified as sustainable forestry.

The lands to be purchased offer habitat for wide-ranging big game animals, grizzly bears, lynx, wolverine, bull trout and numerous other wildlife. These lands are also some of the most popular recreation areas in the western United States.

“Plum Creek has a strong history of conservation and is pleased to partner in the sale of this important land to accommodate the public interest in its ecological, recreational and timber production values,” said Rick Holley, president and chief executive officer for Plum Creek. “With this sale, we are proud that the company has placed more than 860,000 acres of land in the country, including more than 600,000 acres in Montana, into permanent conservation.”

Funding for the $510 million purchase could come from several private and public sources, including the new Qualified Conservation Forestry Bonds mechanism in the recently passed Farm Bill. The bonds would fund the purchase of lands adjacent to Forest Service ownership, lands that would eventually be conveyed to the Forest Service.

Championed by Senator Baucus, this source of funding could help stem the conversion of traditional timberlands across the United States.

“We are grateful for how hard Senator Baucus worked to create this new funding mechanism which will enable the protection of lands and livelihoods,” said Will Rogers, president of The Trust for Public Land. “We hope the Forestry Bonds will serve as a model for other similar places that are experiencing this trend in land ownership conversion.”

Funding is also being sought from other sources, including the State of Montana, private philanthropists and investors. The plan is for the purchased lands to be transferred into a mixture of private, state and federal ownership. The lands sold into private ownership will be subject to conservation easements that will restrict subdivision and home development. A key goal is the continuation of public access to these lands for hunting, fishing, camping and recreation, as Plum Creek allowed during its ownership.

Neither The Trust for Public Land nor The Nature Conservancy plans to retain long-term ownership of any lands.

The property will be acquired by The Trust for Public Land and The Nature Conservancy in three phases. Phase I is expected to close in December 2008, Phase II in December

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2009, and Phase III in December 2010. The sale is subject to the issuance of certain federal rules pertaining to conservation bonds and related tax refunds, along with other contingencies typical in a transaction of this size and complexity.

“This is literally a now or never opportunity,” said Hank Goetz, Blackfoot Valley resident and lands director for the Blackfoot Challenge. “Prices for these lands will continue to go up, so it is great that this agreement has been reached. I think our kids and grandkids will say ‘we’re sure glad they made this happen.”’

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For more information about the Montana Legacy Project go to:

www.themontanalegacyproject.org

www.nature.org

The Nature Conservancy is a leading conservation organization working around the world to protect ecologically important lands and waters for nature and people. To date, the Conservancy and its more than one million members have been responsible for the protection of more than 18 million acres in the United States and have helped preserve more than 117 million acres in Latin America, the Caribbean, Asia and the Pacific. Visit The Nature Conservancy on the Web at www.nature.org.

The Trust for Public Land is a leading national non-profit land conservation organization dedicated to conserving land for people. TPL believes that connecting people to the land is key to creating livable communities and a healthy environment for generations to come. Since 1972, TPL has worked with willing landowners, community groups and public partners to protect nearly 2.3 million acres around the country. Visit The Trust for Public Land on the Web at www.tpl.org.

Plum Creek is the largest and most geographically diverse private landowner in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.